Exhibit 99.1

January 31, 2019

Earnings Report – December  31, 2018

Record Earnings and Record Assets

Dear Shareholders:

We are pleased to announce record earnings and record assets for your company. Year-to-date net income was $12.4 million for the period ending December 31, 2018 compared to $10.7 million for the period ending December 31, 2017, reflecting an increase of 16%. Year-to-date diluted earnings per share was $2.09 and $1.81, for December 31, 2018 and 2017, respectively. Total assets were $1.09 billion as of December 31, 2018 compared to $1.05 billion as of December 31, 2017.

The increase in year-to-date net income from prior year was driven by the following factors: an increase in net interest income primarily due to higher average loan balances combined, with lower tax expense due to the Tax Cuts and Jobs Act. In the first quarter of 2017, we recorded a gain on the sale of our downtown Winchester branch building, which resulted in an approximate $1.2 million benefit to non-interest income. Absent the one-time non-recurring gain in 2017, income before taxes would have been 11% higher in 2018 compared to 2017.

As indicated above, the recent tax changes have reduced our effective tax rate and have provided an opportunity to invest for continued growth. Examples of our investment this year include our expansion of debit and credit card customer service call support to 24 hours a day, expanding our office at our Lexington Vine Street branch to accommodate more business development officers, a fraud text alert service to improve customer security, and a reduction of certain fees to improve customer convenience and experience. Most recently, we announced in September our intention to locate a full service branch in Lexington on the corner of Man-O-War Boulevard and Polo Club Boulevard. We believe this location to be a key position given its proximity to new households and an ever expanding retail district. We will continue to identify ways to invest the tax savings in our four main stakeholder groups – shareholders, customers, employees, and communities.

In addition to the loan growth year over year, included in the balance sheet change was an increase in Bank Owned Life Insurance (BOLI) of $10.2 million. The investment in BOLI is intended to assist in offsetting general employee compensation and benefit expenses, as well as provide a nominal split-dollar benefit to the participating employees.

We are pleased with core earnings for 2018 and remain optimistic about the underlying economic conditions of the markets we serve. However, we recognize there are global economic weaknesses starting to develop as well as looming geopolitical issues that could negatively impact growth rates for the country, state, and ultimately the communities in which we operate. We will continue to focus on meeting our customers’ loan demand needs while paying attention to those uncertainties which could lead to an economic contraction. At the same time, we will continue to pursue opportunities for profitable growth, strategic expansion, and improved efficiency to accomplish what is in the long term best interest of our shareholders, customers, and employees. As always, thank you for your continued support.

/s/Louis Prichard
Louis Prichard
President, CEO

UNAUDITED

CONSOLIDATED BALANCE SHEET

(in thousands)

			Percentage
	12/31/2018	12/31/2017	Change

Assets
Cash & Due From Banks	$25,835	$38,851	(33.5)%
Federal Funds Sold	266	321	(17.1)
Interest Bearing Time Deposits	2,175	1,830	18.9
Securities	315,389	318,177	(0.9)
Loans Held for Sale	1,203	1,231	(2.3)
Loans	686,144	648,535	5.8
Reserve for Loan Losses	8,127	7,720	5.3
Net Loans	678,017	640,815	5.8
Bank Owned Life Insurance	10,198	—	n/m
Other Assets	52,929	51,968	1.8
Total Assets	$1,086,012	$1,053,193	3.1%

Liabilities & Stockholders' Equity
Deposits
Demand	$231,429	$230,241	0.5%
Savings & Interest Checking	427,967	391,961	9.2
Certificates of Deposit	191,046	193,071	(1.0)
Total Deposits	850,442	815,273	4.3
Repurchase Agreements	8,077	19,900	(59.4)
Other Borrowed Funds	110,387	109,270	1.0
Other Liabilities	10,313	8,421	22.5
Total Liabilities	979,219	952,864	2.8
Stockholders' Equity	106,793	100,329	6.4
Total Liabilities & Stockholders' Equity	$1,086,012	$1,053,193	3.1%

CONSOLIDATED INCOME STATEMENT

(in thousands)

	Years Ending			Three Months Ending
			Percentage			Percentage
	12/31/2018	12/31/2017	Change	12/31/2018	12/31/2017	Change
Interest Income	$42,632	$38,659	10.3%	$11,121	$9,980	11.4%
Interest Expense	6,802	5,014	35.7	2,060	1,298	58.7
Net Interest Income	35,830	33,645	6.5	9,061	8,682	4.4
Loan Loss Provision	500	500	0.0	100	(150)	(166.7)
Net Interest Income After Provision	35,330	33,145	6.6	8,961	8,832	1.5
Other Income	13,136	13,808	(4.9)	3,294	2,992	10.1
Other Expenses	34,382	33,073	4.0	8,991	8,003	12.3
Income Before Taxes	14,084	13,880	1.5	3,264	3,821	(14.6)
Income Taxes	1,654	3,163	(47.7)	328	1,243	(73.6)
Net Income	$12,430	$10,717	16.0%	$2,936	$2,578	13.9%
Net Change in Unrealized Gain (Loss) on Securities	(2,481)	123	(2117.1)	3,405	(1,698)	300.5
Comprehensive Income (Loss)	$9,949	$10,840	(8.2)%	$6,341	$880	620.6%

Selected Ratios
Return on Average Assets	1.18%	1.04%		1.10%	1.01%
Return on Average Equity	12.36	10.93		11.42	10.24

Earnings Per Share	$2.09	$1.81		$0.49	$0.44
Earnings Per Share - assuming dilution	2.09	1.81		0.49	0.44
Cash Dividends Per Share	0.625	0.580		0.160	0.145
Book Value Per Share	17.93	16.88

Market Price	High	Low	Close
Fourth Quarter '18	$25.98	$22.50	$22.70
Third Quarter '18	$26.25	$25.05	$25.93